UNANIMOUS CONSENT OF THE DIRECTORS/MANAGERS/TRUSTEES

            AND ALL OF THE EQUITY INTEREST HOLDERS OF

                    THE KINGSLEY COACH, L.L.C.


          The undersigned, being all of the duly elected and incumbent directors, managers and/or trustees of The Kingsley Coach, L.L.C, a Louisiana limited liability company (the "Company"), and all of the equity interest holders of the Company acting pursuant to the Laws of the State of Louisiana, do hereby unanimously consent to and adopt the following resolutions, effective the latest date hereof unless indicated otherwise, to-wit:

          RESOLVED, that the Company exchange the assets described in Exhibit B to the Plan referred to below in consideration of the exchange of 7,000,000 "unregistered" and "restricted" shares of the $0.00001 par value common stock of Micro-Hydro Power, Inc., a Delaware corporation ("Micro-Hydro"), pursuant to an Agreement and Plan of Reorganization (the "Plan") between the Company, all of its equity interest holders and Micro-Hydro, and the assumption by Micro-Hydro of the liabilities listed in Exhibit B to the Plan;

          FURTHER, RESOLVED, that in the good faith judgment of the directors and all of the stockholders, the Plan is fair, just and equitable, and in the best interest of the Company and its equity interest holders;

          FURTHER, RESOLVED, that Ralph Dickenson be and is hereby authorized and directed to execute and deliver the Plan and all other documents required or deemed necessary to complete the Plan for and on behalf of the Company pursuant to which Micro-Hydro shall acquire the assets described in Exhibit B to the Plan and assume the liabilities described in Exhibit B to the Plan in exchange for such shares of Micro-Hydro in a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, with the understanding that no tax opinion has been given by Micro-Hydro or its counsel;

          FURTHER, RESOLVED, that all transactions to issue securities of the reorganized Micro- Hydro as outlined in the Consent of Directors of Micro-Hydro adopting the Plan, a copy of which is attached hereto, are adopted, ratified and approved, to include
          (1) 300,000 pre-split "free trading" shares to be issued under an S-8 Registration Statement to be filed with the Securities and Exchange Commission; (2) 2,400,000 pre-split "restricted securities" to be issued, subject to raising funding for the reorganized Micro-Hydro, by Southeast Financial Consulting, Inc. pursuant to a Consulting and Compensation Agreement dated December 15, 1998; and (3) 50,000 pre-split "restricted" securities to Leonard W. Burningham, Esq. for services rendered and 50,000 pre-split "restricted" securities to Jenson Services, Inc. for services rendered; and

          FURTHER, RESOLVED, that the $175,000 credit to Jenson Services as outlined in the Plan in Section 1.8 thereof, is also adopted, ratified and approved.

                                   DIRECTORS, MANAGERS/ TRUSTEES


Date: 12/17/98                     /s/Ralph Dickenson


Date: 12/17/98                     /s/Verdo Lancaster


Date:                              /s/Richard Duston


                                   EQUITY INTEREST HOLDERS

                                   DKR, Inc.

Date: 12-17-98                     By/s/Catherine Dickenson



Date: 12-17 1998                        /s/Verdo Lancaster
                                   Verdo Lancaster


Date: 12-17-98                     /s/Richard Duston
                                   Richard Duston